Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements of Epiq Systems, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting dated March 2, 2015, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2014, and to the reference to our firm under the heading “Experts” in the prospectus that forms part of the Registration Statement.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

September 3, 2015